TRICO MARINE SERVICES, INC.

                            EXHIBIT 11.1

                   COMPUTATION OF EARNINGS PER SHARE

               (in thousands, except share and per share amounts)


                                               Years Ended
                                               December 31,
                                           ____________________
                                              1996        1995
                                           __________  _________

Net income (loss) before
  extraordinary item                          10,891      (1,299)

Extraordinary item, net of taxes                (917)           -
                                           __________   _________
Net income (loss)                              9,974      (1,299)
                                           ==========   =========

Computation of weighted average
  name of shares outstanding:

     Issued:  7,764,964

     Weighted average shares outstanding   5,522,442    3,050,521

     Add:  Incremental shares applicable
       to stock options based on the
       Treasury Stock method using
       average market price                  668,009            -
                                          ____________  ___________

     Weighted average common shares
       and equivalents outstanding         6,190,451     3,050,521
                                          ============  ============

Earnings per common share and
 equivalent outstanding:

      Income (loss) before
       extraordinary item                  $    1.76     $   (0.43)

      Extraordinary item                        (0.15)            -
                                           _____________ ____________

      Net income (loss)                    $     1.61    $    (0.43)
                                           ============= =============